Exhibit 99.1

4716 Old Gettysburg Road Mechanicsburg, PA 17055

Select Medical Corporation Signs
Agreement to Acquire CORA Health Services
     MECHANICSBURG, PENNSYLVANIA — October 2, 2007 — Select Medical Corporation today announced the signing of a definitive agreement to acquire the business of CORA Health Services, Inc. (“CORA”) for approximately $46 million in cash. The purchase price is subject to adjustment based on CORA’s net working capital and indebtedness on the closing date.
     CORA is an outpatient medical rehabilitation company providing a full range of services for clients with orthopedic, work-related and sports injuries and various neuromuscular and neurological conditions. CORA operates 95 clinics in Florida, Michigan and Pennsylvania, with three additional clinics in Florida scheduled to open shortly.
     The transaction, which is expected to close in the fourth quarter of 2007, is subject to a number of customary closing conditions.
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 86 long-term acute care hospitals and four acute medical rehabilitation hospitals in 25 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 1,100 locations in 37 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
Investor inquiries:
Joel T. Veit, 717/972-1100
mailto:ir@selectmedicalcorp.com